SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

Titan Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2 International Drive, Suite 200

Rye Brook NY, 10573

Telephone Number (including area code):  (914) 517-7139

Name and Address of Agent for Service of Process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X]

No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the State of New York, on the   4th day of December, 2013.

Titan Series Trust

/s/ Darren Ross

By: Darren Ross, Sole Trustee

ATTEST: /s/ Puja Madan

By: Puja Madan